EXHIBIT 10.1

FREDERICK’S OF HOLLYWOOD GROUP INC.

6255 Sunset Boulevard

Hollywood, California 90028

December 21, 2012

Mr. Thomas Lynch

14 Harnden Road

Foxboro, Massachusetts 02035

Dear Mr. Lynch:

This letter will serve to amend the Employment Agreement (“Employment Agreement”), dated as of June 29, 2010, between you and Frederick’s of Hollywood Group Inc.

1.  The second sentence of Section 4.4 of the Employment Agreement is hereby amended and restated to read as follows:

“For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following circumstances without the Executive’s prior written consent: (a) a substantial breach of this Agreement by the Company, including the failure by the Company to make any payment to Executive when due, unless the payment is not material and is being contested by the Company, in good faith, or a breach of the first sentence of Section 1.4; (b) a material adverse change in the nature of Executive’s title, duties or responsibilities with the Company that represents a demotion from his title, duties or responsibilities as in effect immediately prior to such change; or (c) a material and adverse change in Executive’s compensation and benefits described in Section 3 of this Agreement with which Executive disagrees.”

2.  The Employment Agreement is hereby amended to add the following new section which shall be designated Section 4.8:

“4.8.  Change of Control. If (1) a “Change of Control” of the Company (as defined below) occurs and (2) within 24 months thereafter, Executive’s employment is then terminated pursuant to Sections 4.4 or 4.5 or Executive’s employment as an “at will” employee is terminated following expiration of the Term in which the Agreement has not been renewed, then in addition to the compensation and benefits set forth in Section 4.6(d), the Company shall pay to Executive an amount equal to 1.25 times the Base Salary (the “Change of Control Payment”). The Change of Control Payment will be paid in two (2) installments as follows: (i) the first installment will be paid ten (10) days after the date Executive’s employment with the Company is terminated, in an amount equal to two (2) times the lesser of: (a) the sum of Executive’s total compensation (including salary and bonus) for the calendar year preceding the year in which Executive’s employment with the Company is terminated (adjusted for any increase during that year that was expected to continue indefinitely if Executive had not terminated employment), or (b) the maximum amount that may be taken into account under a qualified plan under Internal Revenue Code section 401(a)(17) for the year in which Executive’s employment with the Company is terminated; and (ii) the second installment will be paid on the first business day following the day that is six (6) months after the date Executive’s employment with the Company is terminated, in an amount equal to the balance, if any, of the Change of Control Payment. For purposes of this Agreement, “Change of Control” shall mean: (i) an acquisition by any one person, or more than one person acting as a group (not including TTG Apparel, LLC, Tokarz Investments, LLC and members of the Company’s board of directors or management or their affiliates as of the date hereof), of the ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or combined voting power of the stock of the Company; (ii) the replacement, during any period of 12 months, of a majority of members of the Company’s board of directors by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors as of the date hereof; or (iii) an acquisition by any one person, or more than one person acting as a group (not including TTG Apparel, LLC, Tokarz Investments, LLC and members of the Company’s board of directors or management or their affiliates as of the date hereof), or an acquisition during the 12-month period ending on the date of the most recent acquisition by such person or persons, of assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. The provisions of this paragraph 4.8 shall survive termination of this Agreement, as applicable.”

3. The address of the Company set forth in Section 7.1 of the Employment Agreement shall be amended and restated to read as follows:

“If to the Company:

Frederick’s of Hollywood Group Inc.

6255 Sunset Boulevard

Hollywood, California 90028”

Except as amended herein, all other provisions of the Employment Agreement shall remain in full force and effect.

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Please sign this letter in the place below to confirm your agreement.

Sincerely,

FREDERICK’S OF HOLLYWOOD
GROUP INC.

	By:	/s/ Thomas Rende
Name: Thomas Rende
Title: Chief Financial Officer
AGREED TO:

/s/ Thomas Lynch
Thomas Lynch

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